         SHAREHOLDER MEETING
         On March 6, 1997, a special shareholder meeting was held at which the eleven Trustees identified below were elected, the selection of KPMG Peat Marwick LLP as the independent certified public accountants and auditors of the Fund for the fiscal year beginning October 1, 1996 was ratified (Proposal No. 1), the proposed changes to certain of the Fund's fundamental investment policies was approved (Proposal No. 2), the proposed change in the Investment Advisory Agreement between the Fund and OppenheimerFunds, Inc. was approved (Proposal No. 3), the Fund's Class B 12b-1 Distribution and Service Plan was approved by Class B shareholders (Proposal No. 4), and the Fund's Class C 12b-1 Distribution and Service Plan was approved by Class C shareholders (Proposal No. 5) as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

                                                                                  Broker
     Nominee/Proposal          For               Against       Withheld/Abstain   Non-Votes     Total
     ----------------          ---               -------       ----------------   ---------     -----
     TRUSTEES
     Robert G. Galli           11,253,871.448    246,747.379                        558,388     11,500,618.827
     Leon Levy                 11,203,229.913    297,388.914                        558,388     11,500,618.827
     Benjamin Lipstein         11,197,133.782    303,485.045                        558,388     11,500,618.827
     Bridget A. Macaskill      11,256,812.337    243,806.490                        558,388     11,500,618.827
     Elizabeth Moynihan        11,241,337.324    259,281.503                        558,388     11,500,618.827
     Kenneth A. Randall        11,273,072.084    227,546.743                        558,388     11,500,618.827
     Edward V. Regan           11,273,698.840    226,919.987                        558,388     11,500,618.827
     Russell S. Reynolds, Jr.  11,255,535.799    245,083.028                        558,388     11,500,618.827
     Donald W. Spiro           11,224,018.248    276,600.579                        558,388     11,500,618.827
     Pauline Trigere           11,177,490.513    323,128.314                        558,388     11,500,618.827
     Clayton K. Yeutter        11,240,495.627    260,123.200                        558,388     11,500,618.827
     Proposal No. 1            10,852,678.097    111,936.414   545,000.862          558,388     11,509,615.373
     Proposal No. 2             9,183,461.857    412,290.120   863,922.725        1,779,281     10,459,674.702
     Proposal No. 3            10,308,932.225    295,359.382   904,804.998          558,388     11,509,096.605
     Proposal No. 4               324,274.123      6,197.510    12,654.165           15,827        343,125.798
     Proposal No. 5               883,841.782     30,674.191    62,486.495           61,410        927,002.468